Exhibit No. 11.  Statement re: Computation of Per Share Earnings for the three months ended March 31, 1997 and 1996 (in thousands except per share data).


                                                         Three Months Ended
                                                              March 31,
                                                    ----------------------------

                                                          1997          1996
                                                          ----          ----


    Net income                                          $  471         $  319
                                                        ======         ======


    Weighted average shares outstanding                  3,017          3,158

    Common stock equivalents due to dilutive
       effect of stock options                             106             26
                                                        ------         ------

    Total weighted average common shares
       and equivalents outstanding                       3,123          3,184
                                                        ======         ======

    Primary earnings per share                          $ 0.15         $ 0.10
                                                        ======         ======

    Total weighted average common shares
       and equivalents outstanding                       3,123          3,184

    Additional dilutive shares using the end
       of period market value versus the
       average market value when applying
       the treasury stock method (1)                       N/A            N/A
                                                        ------         ------
    Total weighted average common shares
       and equivalents outstanding for fully
       diluted computation                               3,123          3,184
                                                        ======         ======

    Fully diluted earnings per share                    $ 0.15         $ 0.10
                                                        ======         ======

------------------------------------
(1) Fully dilutive earnings per share did not result in dilution of three percent or more, or are anti-dilutive, and are therefore not separately presented in the consolidated statements of operations.


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